Ruth's Chris Steak House, Inc. Completes Acquisition of Three Franchised Restaurants in the Pacific Northwest

Heathrow, Florida -- September 11, 2007 -- Ruth's Chris Steak House, Inc. (Nasdaq: RUTH) today announced that it has closed on its acquisition of three formerly franchised restaurants located in Bellevue and Seattle, Washington, and Portland, Oregon. The total purchase price of $13.25 million, including non-compete agreements, was financed through borrowings under the Company's revolving credit facility.

Craig S. Miller, Chairman of the Board, President and Chief Executive Officer of Ruth's Chris Steak House, Inc., commented, "We are pleased to have completed this acquisition, which opens up the contiguous West Coast to company-owned development and will be accretive to shareholders in year one. While these restaurants collectively generate average sales volumes that are slightly below our existing, company-operated restaurants, we foresee opportunities to further improve their returns once they are fully integrated into company operations. Our business model enables us to create long term value in a number of different ways, and acquiring these franchised locations reflects the financial flexibility we have in realizing that goal."

About the Company

Ruth's Chris Steak House, Inc. is the largest fine-dining company in the U.S., as measured by the total number of company-owned and franchise-owned restaurants, with 109 locations worldwide. Founded in New Orleans by Ruth Fertel in 1965, Ruth's Chris specializes in USDA Prime grade steaks served in Ruth's Chris signature fashion ... "sizzling."

To experience fine dining at its prime ... just follow the sizzle to Ruth's Chris Steak House. For information, reservations, or to purchase gift cards, visit www.RuthsChris.com or call 1-800-544-0808.

Forward-Looking Statements

Some of the statements in this release that are not historical facts and relate to future results and events are "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995. These statements are based upon our current beliefs and expectations and involve risks and uncertainties. Actual results may vary materially from those contained in forward-looking statements based on a number of factors including, without limitation, the risks identified as "risk factors" in our 2006 annual report filed on Form 10-K and the other factors identified from time to time in our filings with the Securities and Exchange Commission, all of which are available at www.sec.gov. Investors should take these risks into account when making investment decisions. Shareholders and other readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which they are made. We undertake no obligation to update any forward-looking statements.

Contact:

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Raphael Gross, 203-682-8200

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Media:

Alecia Pulman, 203-682-8259

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